Exhibit 99.1

CONTACT

Jon W. Clark

Chief Financial Officer

(212) 297-1000

Or

Catherine Conners

Investor Relations

(212) 297-1035

GRAMERCY CAPITAL CORP. REPORTS SECOND QUARTER 2009 RESULTS

Second Quarter Highlights

•                                          For the quarter, generated funds from operations (“FFO”) of a negative $168.9 million, as compared to a positive FFO of $32.9 million in the same quarter of the previous year.  On a fully diluted per common share basis, FFO was a negative $3.39 and a positive $0.64 for the second quarter of 2009 and 2008, respectively.

•                                          For the quarter, the net income (loss) to common stockholders was ($198.1) million, or ($3.98) per fully diluted common share,  as compared to net income (loss) of $10.1 million, or $0.20 per fully diluted common share, for the same quarter in the previous year.

•                                          Completed the internalization of the Company’s management through the direct acquisition of the Company’s external manager, GKK Manager LLC, which was previously a wholly-owned subsidiary of SL Green Realty Corp. (NYSE:SLG). The consideration paid by the Company to SL Green in the transaction was de minimis.

•                                          Maintained approximately $137.0 million of liquidity at quarter end, a decrease of $45.5 million from the $182.5 million of liquidity reported in the prior quarter.  Liquidity at June 30, 2009 included $87.6 million of cash and cash equivalents and $49.4 million of restricted cash in the Company’s three Collateralized Debt Obligations (“CDOs”).

•                                          Gramercy Finance:

•                  Restructured four Gramercy Finance debt investments with an aggregate principal balance of $152.1 million.

•                  Sold one debt investment financed under a credit facility and reduced the corresponding borrowing by $14.6 million.

•                  Generated $23.0 million of loan repayments.

•                  Reduced unfunded commitments associated with existing loans by $11.2 million to $50.4 million, compared to $61.6 million at March 31, 2009.

•                  Recorded a gross provision for possible loan losses of $167.4 million for the quarter relating to 14 separate loans, which brings the Company’s aggregate reserve for possible loan losses at June 30, 2009 to $277.4 million in connection with 19 separate loans.  Recorded non-cash impairment charges of $42.0 million related to seven debt investments designated as held for sale.

•                                          Gramercy Realty:

•                  Closed on the sale of 12 properties with an aggregate sales price of approximately $14.3 million.  Approximately $12.6 million of debt related to these properties was repaid.

•                  Commenced or renewed 18 leases totaling 41,714 square feet resulting in total portfolio occupancy at quarter end of 88.2%.

•                                          Elected Roger M. Cozzi as a director of the Company at the Company’s annual meeting of stockholders in June 2009.  Mr. Cozzi is the Company’s Chief Executive Officer, but has not previously served as a director of the Company.

Summary

NEW YORK, N.Y. – August 6, 2009 – Gramercy Capital Corp. (NYSE: GKK) today reported results for the second quarter ended June 30, 2009.  Funds from operations (“FFO”) were a negative $(168.9) million, or $(3.39) per fully diluted common share, compared to positive FFO of $32.9 million, or $0.64 per fully diluted common share for the second quarter of 2008. Net income (loss) to common stockholders was $(198.1) million, or $(3.98) per fully diluted common share for the quarter ended June 30, 2009, compared to $10.1 million, or $0.20 per fully diluted common share for the second quarter of 2008.  The Company generated total revenues of $158.5 million during the second quarter, a decrease of $12.4 million from $170.9 million generated during the same quarter of the prior year.

At June 30, 2009, the Company owned 26.4 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.9 billion, in addition to $1.8 billion of loan investments, $947.7 million of commercial mortgage real estate securities investments, and $631.3 million in other assets.  As of June 30, 2009, approximately 53.6% of the Company’s assets were comprised of commercial property, 24.6% of debt investments, 13.1% of commercial mortgage real estate securities and 8.7% of other assets.

Internalization

On April 24, 2009, the Company completed its management internalization through the direct acquisition of its external manager, GKK Manager LLC, which was previously a wholly-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). The consideration paid by the Company to SL Green in the transaction was de minimis.   The internalization transformed the Company into a self-managed integrated commercial real estate finance and property investment company.  Upon completion of the internalization, the management and incentive fees payable by the Company to its external manager were eliminated, and the Company added 77 former employees of the external manager as its employees.  Effective as of January 1, 2009, the Company adopted Statement of

Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS No. 141(R)”).  SFAS No. 141(R) requires, among other things, that direct costs of a business combination, such as transaction fees, due diligence costs and consulting fees, be  expensed in the period in which they are incurred, and not capitalized as part of the business combination as previously permitted. Accordingly, the Company has expensed a total of $5.0 million or $0.10 per common share, related to costs incurred in connection with the acquisition of GKK Manager, LLC.

Following the acquisition of GKK Manager, LLC, the Company implemented an expense reduction plan designed to reduce recurring marketing, general and administrative spending by over 50% through a combination of a 16% reduction in workforce and further cuts in business spending.

Liquidity and Funding

The Company remains focused on extending debt maturities and restructuring certain debt facilities, actively managing portfolio credit, generating liquidity from existing assets, leasing vacant space and reducing corporate overhead as a percentage of total revenues. Liquidity at June 30, 2009 was $137.0 million, a decrease of $45.5 million from the $182.5 million of liquidity for the prior quarter.  The Company’s liquidity at June 30, 2009 included $87.6 million of cash and cash equivalents and $49.4 million of cash in its three CDOs.  Cash and cash equivalents increased $4.4 million as of June 30, 2009 as compared to $83.2 million at the end of the first quarter. Restricted cash in the Company’s three CDOs decreased by $49.9 million as of June 30, 2009 as compared to $99.3 million at the end of the first quarter. The decrease in restricted cash in the CDOs was primarily attributable to purchases of commercial mortgage-backed real estate securities during the second quarter.

During the first quarter of 2009, the Company resolved or restructured substantially all of its recourse debt obligations and eliminated substantially all of its corporate-level covenants.  The Company’s secured and other debt was reduced by $242.4 million during the first quarter as a result of these restructurings.  In the second quarter, the Company further reduced these borrowings by $14.6 million, due almost entirely to the sale of certain loan investments classified as held for sale that served as collateral for the borrowing.

Loan prepayments, partial repayments, and scheduled amortization payments were $23.0 million during the quarter.  Unfunded commitments associated with existing loans declined to $50.4 million from $61.6 million at March 31, 2009.

Additionally, Gramercy Realty sold 12 properties for an aggregate gross sales price of approximately $14.3 million.  Approximately $12.6 million of debt related to these properties was repaid.  The Company extended its only debt maturity scheduled in 2009 of approximately $52.6 million to January 2010.  The mortgage is secured by a Gramercy Realty office building that is held for sale.

The Company is in compliance as of June 30, 2009 with covenants governing its borrowing arrangements, including liquidity and tangible net worth covenants.

The Company’s CDOs contain minimum interest coverage and asset over collateralization covenants that must be satisfied for the Company to receive cash flow on the interests retained by the Company in its CDOs.  During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a bondholder and holder of the preferred shares may be diverted away from the Company to repay principal and interest on the more senior outstanding CDO bonds.  As of June 30, 2009, the Company was in compliance with the interest coverage and asset over collateralization covenants.    Future declines in performance and credit metrics could cause one or more of the Company’s CDOs to fall out of compliance and, in such event, cash flows from the CDOs to the Company as a bondholder and holder of the preferred shares may be reduced or eliminated.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions.  During the quarter, Gramercy Realty sold 12 properties, for an aggregate sales price of approximately $14.3 million. During the quarter, 18 new leases totaling 41,714 net rentable square feet commenced.  Gramercy Realty finished the quarter at 88.2% occupancy.  Gramercy Realty’s operating property portfolio as of June 30, 2009 is summarized below:

	Number of Buildings		Rentable Square Feet		Occupancy
Portfolio	At 6/30/09	At 3/31/09	At 6/30/09	At 3/31/09	At 6/30/09	At 3/31/09
Core	644	647	20,018,305	20,053,620	95.7%	96.3%
Value - Add	205	210	4,561,161	4,598,848	66.6%	66.7%
Subtotal	849	857	24,579,466	24,652,468	90.3%	90.8%
Held for Sale	84	88	1,832,235	1,917,001	59.9%	59.8%
Total (1)	933	945	26,411,701	26,569,469	88.2%	88.5%

(1)   Excludes investments in unconsolidated joint ventures.

Gramercy Realty’s top five tenants by percentage of base rent as of June 30, 2009 were:

Tenant / Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.
1. Bank of America	Aa3	373	12,426,878	47.1%
2. Wachovia Bank, National Association (2)	Aa2	137	4,783,731	18.1%
3. Regions Financial Corporation (3)	Baa3	76	681,401	2.6%
4. Citizens Financial Group, Inc. (4)	Ba1	9	267,585	1.0%
5. American International Group (AIG)	A3	1	263,058	1.0%
Total		596	18,422,653	69.8%

(1) All ratings from Moody’s.

(2) Acquired by Wells Fargo Corp.

(3) Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.

(4) Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania.  Citizens Financial Group Inc. is a wholly-owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of June 30, 2009, debt investments owned by Gramercy Finance had a carrying value of approximately $1.8 billion, net of loan loss reserves, impairments and unamortized fees and discounts totaling $372.6 million, and had associated unfunded commitments of $50.4 million.  Commercial mortgage-backed real estate securities investments had a carrying value of $947.7 million as of June 30, 2009, net of unamortized fees and discounts of $128.9 million.  Approximately 95% of Gramercy Finance’s commercial mortgage-backed real estate securities investments are rated A or better, and all are funded for term in the Company’s three CDOs.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of June 30, 2009 were:

	Debt Investments ($ in 000)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - floating rate	$1,024,838	57.6%	—	428 bps
Whole Loans - fixed rate	145,091	8.1%	7.01%

Suborbinate Mortgage Interests - floating rate	79,239	4.5%	—	266 bps
Suborbinate Mortgage Interests - fixed rate	44,689	2.5%	7.14%	—
Mezzanine Loans - floating rate	271,066	15.2%		619 bps
Mezzanine Loans - fixed rate	202,101	11.4%	9.27%	—
Preferred Equity - fixed rate	12,143	0.7%	7.20%	—
Subtotal	$1,779,167	100.0%	8.16%	457 bps
Commercial mortgage - backed real estate securities - floating rate	$70,911	7.5%	—	315 bps
Commercial mortgage - backed real estate securities - fixed rate	876,752	92.5%	6.31%	—
Subtotal	$947,663	100.0%	6.31%	315 bps
Total	$2,726,830		6.89%	450 bps

Note:  Weighted Average Effective Yield and Weighted Average Effective Spread calculations include loans classified as Non-Performing. The schedule includes Non-Performing loans classified as Whole Loans - Floating Rate of approximately $45,593 with an effective spread of 741 basis points and Non-Performing loans classified as Whole Loans - Fixed Rate of approximately $22,942 with an effective yield of 7.67%.

Asset yields for fixed rate and floating rate debt investments as of June 30, 2009 were 8.16% and 30-day LIBOR plus 457 basis points, respectively, compared to 8.91% and 30-day LIBOR plus 455 basis points, respectively, in the previous quarter.  First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 65.7% at June 30, 2009, compared to 64.5% in the previous quarter.  The weighted average remaining term of Gramercy Finance’s debt investment portfolio was 1.7 years, as compared to 1.8 years in the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio was unchanged at 3.6 years compared to the prior quarter.

Approximately $682.1 million, or 38.3%, of the Company’s loan portfolio matures during the remainder of 2009 and the Company expects that substantially all loans that qualify will elect to extend their maturity.  Of the $682.1 million of debt investments maturing in 2009, $389.4 million has an option to extend if the

extension tests are met.   During the quarter, the Company restructured four loans with an aggregate principal balance of $152.1 million and extended seven loans with an aggregate principal balance of $302.2 million.

The Company recorded a gross provision for possible loan losses of $167.4 million for the quarter, or $3.33 per fully diluted common share, relating to 14 separate loans based on the Company’s quarterly review of its loan portfolio.  The Company’s reserve for possible loan losses at June 30, 2009 was $277.4 million in connection with 19 separate loans. The Company recorded a non-cash impairment charge of $42.0 million, or $0.84 per fully diluted common share, related to seven debt investments designated as held for sale.  At June 30, 2009, Gramercy Finance had eight debt investments designated as held for sale, with a carrying value of $102.5 million, net of associated valuation allowances of $80.0 million.  During the quarter, the Company took title to one property that served as collateral for a loan held for sale.  Subsequent to the foreclosure, the Company entered into an agreement to sell the property to a third party.  The sale is expected to close in the third quarter of 2009.  Additionally, the Company sold one loan during the quarter that was designated as held for sale in the first quarter of 2009.  Charge-offs to the valuation allowances for the foreclosure and the loan sales aggregated $59.1 for the second quarter.

At June 30, 2009, Gramercy Finance had 11 non-performing loans with a carrying value of $123.9 million, net of associated valuation allowances of $201.8 million, as compared to seven non-performing loans with a carrying value of $160.2 million, net of associated valuation allowances of $118.5, million at March 31, 2009.    At June 30, 2009, 19 loans with an aggregate carrying value of $474.4 million, net of associated valuation allowances of $83.3 million, were classified as sub-performing, as compared to six loans with an aggregate carrying value of $151.9 million, net of associated valuation allowances of $27.3, million at March 31, 2009.

Investment Activity

During the quarter Gramercy Finance acquired $144.8 million par value of AAA-rated commercial mortgage-backed real estate securities as follows:

	Number of securities	Debt Investments ($ in millions)	Fixed Rate: Effective Yield
Commercial mortgage - backed real estate securities - fixed rate	10	$59.82	21.40%

Note:  16.8% of securities purchased in the second quarter are split rated A2/AAA.

Gramercy Realty made no acquisitions during the second quarter of 2009.

Operating Results

For the second quarter, Gramercy Realty’s rental revenues totaled $81.6 million, and related operating expenses aggregated $42.9 million as compared to prior quarter’s rental revenues of $77.7 million and related operating expenses of $45.2 million.  Net operating income from Gramercy Realty increased 8.4% to $68.7 million from $63.4 million in the first quarter of 2009, inclusive of reclassification adjustments of discontinued operations.  The increase in net operating income is primarily due to a decrease in property operating expenses.

Gramercy Finance’s debt investments generated investment income of $44.9 million for the second quarter, as compared to $52.9 million for the prior quarter.  The decrease in investment income is primarily attributable to the increase in non-performing loans, the suspension of accruals of certain payment-in-kind interest accruals, and a decrease in the overall investment portfolio.

Interest expense of $58.2 million for the second quarter, as compared to $65.4 million for the prior quarter, declined due to the corporate debt restructuring and resolutions completed in the first and second quarters of 2009.  Interest expense includes costs related to $2.6 billion of long-term notes issued by the three CDOs but not held by the Company, $2.3 billion of mortgage and mezzanine notes payable, and $215.0 million of other debt.

Marketing, general and administrative expense was $7.4 million, an increase of $1.4 million from the $6.0 million incurred in the prior quarter, primarily reflecting the effects of the internalization of GKK Manager in April 2009.  Management fees earned by affiliates of SL Green, which ceased subsequent to the internalization, dropped to $2.1 million versus $5.7 million in the prior quarter.

Dividends

In 2009, the Company is restricted from paying distributions on its common and preferred stock under the terms of its $150.0 million junior subordinated debenture, other than distributions required to maintain REIT qualification to the extent the Company is required to make distributions in 2009. Beginning with the third quarter of 2008, the Company’s board of directors elected not to pay a dividend on the common stock, which for the second quarter of 2008 was $0.63 per share. Beginning with the fourth quarter of 2008, the Company’s board of directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share.  The preferred stock dividend has been accrued through June 30, 2009.  The Company’s board of directors will revisit the dividend policy in 2010.  The Company may elect to pay dividends to satisfy its REIT distribution requirements on its common stock in cash or a combination of cash and shares of common stock as permitted under federal income tax laws.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Conference Call

The Company will host a conference call and audio web cast on Thursday, August 6, 2009, at 2.00 p.m. EDT to discuss the second quarter financial results.

The live call will be webcast in listen-only mode on Gramercy’s web site at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing 800-901-5231 Domestic or 617-786-2961 International, using pass code Gramercy.

A replay of the call will be available from August 6, 2009 at 5:00 p.m. EDT through August 13, 2009 at 11:59 p.m, EDT by dialing 888-286-8010 Domestic or 617-801-6888 International, using pass code 96176786.

Additionally, a copy of Gramercy’s second quarter 2009 Supplemental Report as well as the latest news releases and other corporate documents, are available in the Investor Relations section of Gramercy’s website at www.gkk.com.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income (loss)) can be found on page 13 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the success or failure of the Company’s efforts to implement its current business strategy, the strength of the commercial finance and real estate property markets, and the banking industry specifically;  competitive market conditions, unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company’s  properties or properties securing the Company’s debt investments; the Company’s ability to operate as an internally-managed company; difficulties encountered in integrating the Company’s former external manager into the Company; the resolution of the Company’s non-performing and sub-performing assets; compliance with financial covenants; maintenance of liquidity needs; management changes; compliance with over-collateralization and interest coverage tests in the Company’s CDO; and other factors including those listed in the Company’s Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statement of Operations

(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues:
Investment income	$44,869	$63,003	$97,725	$137,598
Rental revenue	83,298	73,286	162,750	76,985
Operating expense reimbursements	29,097	29,595	59,022	29,595
Gain on sales and other income	1,245	5,029	2,515	9,327
Total revenues	158,509	170,913	322,012	253,505

Operating expenses:
Real estate taxes	9,356	9,174	18,863	9,174
Ground rent and leasehold obligations	4,061	4,056	8,488	4,056
Utilities	8,857	9,368	18,755	9,368
Direct billable expenses	2,087	1,355	4,250	1,355
Other property operating expenses	18,587	20,121	37,829	20,121
Total operating expenses	42,948	44,074	88,185	44,074
Net operating income	115,561	126,839	233,827	209,431

Other expenses:
Interest expense	58,237	74,414	123,511	115,857
Management fees	2,115	9,106	7,787	16,251
Incentive fee	—	2,604	—	5,100
Depreciation and amortization	30,039	20,234	57,458	22,064
Marketing, general and administrative	7,368	4,070	13,325	6,875
Business acquisition costs	2,184	—	5,010	—
Impairment on loans held for sale	41,951	—	126,379	—
Provision for loan loss	167,412	23,214	220,183	31,214
Total other expense	309,306	133,642	553,653	197,361

Income (loss) from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	(193,745)	(6,803)	(319,826)	12,070

Equity in net income from unconsolidated joint ventures	1,975	1,729	4,187	5,195

Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	(191,770)	(5,074)	(315,639)	17,265

Gain on extinguishment of debt	—	17,597	107,229	21,096
Provision for taxes	(134)	—	(2,401)	(11)

Net income (loss) from continuing operations	(191,904)	12,523	(210,811)	38,350

Net income (loss) from discontinued operations	(4,926)	124	(10,955)	(233)

Net income (loss)	(196,830)	12,647	(221,766)	38,117

Net loss attributable to non-controlling interest	1,024	(251)	1,005	(251)

Net income (loss) attributable to Gramercy Capital Corp.	(195,806)	12,396	(220,761)	37,866

Accrued preferred stock dividends	(2,336)	(2,336)	(4,672)	(4,672)
Net income (loss) available to common stockholders	$(198,142)	$10,060	$(225,433)	$33,194

Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(3.90)	$0.20	$(4.32)	$0.78
Net loss from discontinued operations	(0.08)	—	(0.20)	(0.01)
Net income (loss) available to common stockholders	$(3.98)	$0.20	$(4.52)	$0.77

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(3.90)	$0.20	$(4.32)	$0.77
Net loss from discontinued operations	(0.08)	—	(0.20)	(0.01)
Net income (loss) available to common stockholders	$(3.98)	$0.20	$(4.52)	$0.77
Dividends per common share	$—	$0.63	$—	$1.26
Basic weighted average common shares outstanding	49,818	51,166	49,839	42,966
Diluted weighted average common shares and common share equivalents outstanding	49,818	51,291	49,839	43,167

Gramercy Capital Corp.

Consolidated Balance Sheet

(Unaudited, amounts in thousands, except share and per share data)

	June 30, 2009	December 31, 2008
Assets
Real estate investments, at cost:
Land	$902,958	$891,500
Building and improvements	2,410,975	2,441,839
	3,313,933	3,333,339
Less: accumulated depreciation	(76,692)	(47,071)
Total real estate investments directly owned	3,237,241	3,286,268

Cash and cash equivalents	87,610	136,828
Restricted cash	200,306	234,781
Pledged government securities, net	99,447	101,576
Loans and other lending investments, net	1,676,726	2,213,473
Commercial mortgage backed securities	947,663	869,973
Investment in joint ventures	102,669	93,919
Assets held for sale, net	266,951	192,780
Tenant and other receivables, net	20,626	28,129
Accrued interest	29,493	25,447
Acquired lease assets, net of accumulated amortization of $64,058 and $30,760	480,012	536,212
Deferred costs, net of accumulated amortization of $37,281 and $26,451	43,376	53,248

Other assets	48,874	48,322
Total assets	$7,240,994	$7,820,956

Liabilities and Stockholders’ Equity:
Mortgage notes payable	$1,763,690	$1,833,005
Mezzanine notes payable	569,122	580,462
Credit facilities	—	172,301
Term loan, credit facility and repurchase facility	64,976	95,897
Collateralized debt obligations	2,608,175	2,608,065
Junior subordinated notes	150,000	—
Total secured and other debt	5,155,963	5,289,730

Accounts payable and accrued expenses	79,441	88,437
Management and incentive fees payable	—	979
Dividends payable	6,981	2,325
Accrued interest payable	8,217	8,167
Deferred revenue	86,066	98,693
Below- market lease liabilities, net of accumulated amortization of $102,494 and $53,369	816,012	846,351
Leasehold interests, net of accumulated amortization of $3,677 and $2,182	19,556	21,051
Liabilities related to assets held for sale	67,684	110,543
Derivative instruments, at fair value	96,563	157,776
Other liabilities	29,787	14,471

Deferrable interest debentures held by trusts that issued trust preferred securities	—	150,000
Total liabilities	6,366,270	6,788,523

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,848,333 and 49,852,243 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, issued and outstanding at June 30, 2009 and December 31, 2008, respectively.	111,205	111,205
Additional paid-in-capital	1,078,526	1,077,983
Accumulated other comprehensive income (loss)	(99,567)	(160,739)
(Accumulated deficit) retained earnings	(224,211)	1,222
Total Gramercy Capital Corp stockholders’ equity	866,003	1,029,721
Non-controlling interest	8,721	2,712
Total Equity	874,724	1,032,433
Total liabilities and stockholders’ equity	$7,240,994	$7,820,956

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net income (loss) available to common stockholders	$(198,142)	$10,060	$(225,433)	$33,194
Add:
Depreciation and amortization	32,429	25,721	63,128	30,310
FFO adjustments for unconsolidated joint ventures	1,115	179	2,288	365
Less:
Non real estate depreciation and amortization	(2,659)	(3,036)	(5,648)	(6,913)
Gain on sale	(1,595)	—	(1,954)	—
Funds from operations	$(168,852)	$32,924	$(167,619)	$56,956

Funds from operations per share - basis	$(3.39)	$0.64	$(3.36)	$1.33

Funds from operations per share - diluted	$(3.39)	$0.64	$(3.36)	$1.32